EXHIBIT 21

NAME	JURISDICTION OF INCORPORATION

Bronto Skylift Oy Ab	Finland
Bronto Skylift, Inc.	Delaware
Diamond Consulting Services Limited	United Kingdom
Elgin Sweeper Company	Delaware
Federal APD Incorporated	Michigan
Federal APD do Brasil Participacoes Ltda	Brazil
Federal Signal Asia Holdings Limited	Hong Kong
Federal Signal Credit Corporation	Delaware
Federal Signal Environmental Products China (HK) Ltd	Hong Kong
Federal Signal of Europe B.V.	Netherlands
Federal Signal of Europe B.V. Y CIA, S.C.	Spain
Federal Signal Safety Products (Shanghai) Co. Ltd.	China
Federal Signal U.K. Holdings, Ltd.	United Kingdom
Federal Signal VAMA, S.A.	Spain
FS Depot, Inc.	Wisconsin
FS Lighting, Inc.	New York
FS Lighting, LLP	Texas
Guzzler Manufacturing, Inc.	Alabama
IEES B.V.	Netherlands
Jetstream of Houston, Inc.	Delaware
Jetstream of Houston, LLP	Texas
PIPS Technology Inc.	Tennessee
PIPS Technology Limited	United Kingdom
RSI ID Technologies (Hong Kong) Limited	Hong Kong
Sirit Corp.	Texas
Sirit, Inc.	ON, Canada
Vactor Manufacturing, Inc.	Illinois
VESystems, LLC	Delaware
Victor Industrial Equipment PTY Ltd.	South Africa
Victor Products Holding Limited	United Kingdom
Victor Products Ltd. UK (Newco)	United Kingdom
Victor Products USA Incorporated	Delaware